EXHIBIT 10.1

The Boston Beer Company, Inc.

August 1, 2025

Mr. Michael Spillane

Michael.Spillane@bostonbeer.com

Re: Your Transition From Boston Beer Chief Executive Officer

Dear Michael,

The purpose of this letter agreement is to confirm our mutual understandings and agreements with respect to the terms and conditions on which you will be stepping down from your positions as President and Chief Executive Officer (“CEO”) of The Boston Beer Company, Inc. (the "Company" and you and the Company are sometimes jointly referred to as "we" or "our") and as an officer of the Company's subsidiaries, transitioning from an employee of the Company to a consultant (“your Consultancy”), and then subsequently resigning from the Company. We understand that you intend to continue to serve as a member of the Company’s Board of Directors (the “Board”) throughout your current term that expires with the Company’s 2026 Annual Meeting. Whether you might choose to stand for reelection at the Company’s 2026 Annual Meeting will be determined at a later date. These terms and conditions shall take effect as of the date on which you countersign this letter (the "Effective Date") and are as follows:

1. CEO Succession. You have agreed to resign as President and CEO of the Company and as an officer of the Company's subsidiaries, effective as of the close of business on August 15, 2025. As you are aware, Jim Koch (“Mr. Koch”) will be stepping in to succeed you as President and CEO.

2. Target Resignation Date. The Company shall continue to employ you through November 15, 2025 (“your Resignation Date”).

3. Duties. During the period commencing on the Effective Date and continuing through March 31, 2026 , it is expected that you will devote your time and efforts to the affairs of the Company, as follows:

(a) Through August 15, 2025, you shall continue to devote substantially all of your full business time and reasonable best efforts to the performance of your duties as the Company's CEO, under the direction of the Board and reporting solely to the Board.

(b) You shall assist in Mr. Koch’s transition to CEO, also under the direction of the Board, as reasonably required, through August 15, 2025. Thereafter, through your Resignation Date as an employee and thereafter during your Consultancy, you will be expected to devote such time and attention to Company issues as you and Mr. Koch mutually agree.

(c) It is expected that you will comply in all respects with all applicable personal SEC filing and reporting requirements, both before and after your Resignation Date.

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(d) You shall maintain your office and administrative assistant at the Company’s headquarters in Boston, Massachusetts through August 15, 2025. Following August 15, 2025 through your Resignation Date, you shall be permitted to perform your duties from your home or such other locations of your choosing, except to the extent that Mr. Koch requests that you attend an in-person meeting. The Company shall provide you with continued access to your current administrative assistant for technical and administrative assistance as may be reasonably needed to perform your duties as a consultant, including scheduling and making travel arrangements. Any travel requested by the Company in order for you to provide your consulting services shall be reimbursed or provided by the Company at the same class level as in effect for you as of the date hereof. Following your Resignation Date, you will be able to retain (i) your rolodex and similar address books (and electronic equivalent) provided that such items only include contact information and (ii) documents and information relating to your personal rights and obligations.

(f) The Company hereby agrees to indemnify you and hold you harmless to the full extent provided under the Company’s Articles of Organization and By-laws, liability insurance policies, agreements, and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the good faith performance of your duties and obligations with the Company. This obligation shall survive the termination of your employment with the Company. The Company shall cover you under its directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this agreement, in the same amount and to the same extent as the Company covers its other officers and directors.

4. Permitted Activities. Notwithstanding the requirements of paragraph 3, it is anticipated and agreed that, prior to your Resignation Date and at any time thereafter during your Consultancy, you may pursue and accept other professional opportunities, including employment opportunities, subject to the provisions of paragraph 6(k), provided that such professional opportunities do not materially and adversely impact your time and focus on your Company transition duties or violate the terms of the Executive Employee Restrictive Covenant Agreement referred to in paragraph 5.

5. Proprietary Information and Restrictive Covenant Agreement. By your acceptance of the terms and conditions specified in this letter, as a condition to this letter becoming effective, and in specific consideration for the payments, you reaffirm your obligations under the Executive Employee Restrictive Covenant Agreement, that took effect in 2025, as of the date on which you joined the Company as its CEO, a conformed copy of which accompanies this letter (the "Covenants").

6. Compensation and Other Financial Matters. In consideration for your services through your Resignation Date and for your continuing commitments under the Covenants, the Company will pay or provide to you the following:

(a) The Company will continue to pay you a salary at your current annual rate of $905,000 through your Resignation Date, net of all applicable payroll and withholding taxes.

(b) The Company will continue to provide you through your Resignation Date all of the various fringe benefits and perquisites that you currently enjoy, on the same basis as such benefits and perquisites are currently provided, subject only to such changes as may be adopted by the Company and apply to all executive employees of the Company.

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(c) Your Resignation Date serves as a “qualified event” under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and, therefore, health coverage premiums paid after the Resignation Date are pursuant to COBRA. After your Resignation Date, the Company will pay the 100% of the cost incurred by you to maintain your current coverages though August 16, 2026, provided that you timely elect continuation of coverage under COBRA and remain eligible for COBRA coverage. Thereafter, your health benefits will be continued at your sole cost only to the extent available under COBRA.

(d) Commencing effective November 15, 2025 and continuing through March 31, 2026, the Company will:

(i) pay you a pro-rated quarterly consulting fee of $5,850 for the quarter ending December 31, 2025; and

(ii) pay you a quarterly consulting fee of $10,000 per calendar quarter for the period January 1, 2026 through March 31, 2026.

(e) You will not be entitled to receive additional compensation for your Board service through the Company’s 2026 Annual Meeting.

(f) You will be eligible to receive a pro rata bonus for the period from January 1, 2025 to November 15, 2025, with a targeted bonus opportunity of $971,423. Your actual 2025 bonus will be determined based on both the sliding scale approved by the Compensation Committee at its February 5, 2025 meeting and the actual level of overall Company performance for the 2025 fiscal year, as confirmed by the Compensation Committee at its February 2026 meeting. Such bonus shall be paid at the same time as other 2025 executive bonuses are paid, but in no event later than March 15, 2026. You will not, however, be eligible for a bonus based on the Company's 2025 performance for periods after November 15, 2025.

(f) Consistent with your continuing relationship with the Company through March 31, 2026, all options previously granted to you will continue to vest through that date. As provided in the applicable agreements, your options are subject to accelerated vesting, in the event of your death or disability and in the event of a Change in Control. The window within which vested options must be exercised is also addressed in the applicable agreements, with all options vested as of March 31, 2026, subject to the 90-day exercise window specified in the applicable option agreement, subject to the longer exercise window occasioned by your death.

(g) You will not be eligible for additional LTE grants.

(h) Notwithstanding anything to the contrary herein, if the Company terminates or attempts to terminate your rights under this letter agreement prior to August 16, 2026 for any reason other than those specified in paragraph 7 below, you (or your estate) shall be entitled to continue to receive all of the payments and benefits set forth in this letter, as if you had remained continuously employed or engaged on the terms herein through March 31, 2026.

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(j) In no event will you be obligated to seek or obtain other employment after either the date of termination of your employment or the cessation of your consulting services, or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement.

(k) Notwithstanding any implication to the contrary from paragraph 6(j), if you accept employment prior to March 31, 2026, your remaining rights to the compensation laid out in this paragraph 6 will immediately terminate, including but not limited to any unpaid consulting payments, the vesting of your options, and the Company’s obligation to continue to cover your COBRA payments.

7. Company Termination Rights. The Company hereby confirms its commitment to you that, except as otherwise provided in the following sentence, the Company will not terminate your relationship with the Company prior to your Resignation Date. Notwithstanding the foregoing, the Company reserves the right to terminate your relationship at any time prior to your Resignation Date, if and only if:

(a) You are convicted of, or plead guilty or nolo contendere to, a felony;

(b) You willfully and continuously fail to perform substantially your material duties to the Company as set forth in this letter, other than as a result of your physical or mental incapacity, following written notice from the Company specifying such failure and a period of thirty (30) business days within which to cure such failure. For the avoidance of doubt, the Company acknowledges that the phrase “fail to perform substantially your material duties” is not intended to include any failure to obtain certain objective or subjective results, if you have in good faith performed the duties validly assigned to you pursuant to this letter;

(c) You willfully commit any material fraud, material embezzlement or other material act of intentional dishonesty against the Company or any of its affiliates, which materially harms the Company, or shall attempt to profit from any transaction in which the Company is a participant and in which you have an undisclosed interest adverse to the Company; or

(d) You willfully and materially violate any of the Covenants which causes material harm to the Company and such violation is either not curable or you fail to cure it within ten (10) business days after notice from the Company specifying such violation.

Provided, for purposes of this paragraph 7, no act or failure to act by you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without your reasonable belief that your action or omission was in the best interest of the Company. In determining whether your acts or failures to act are willful, relevant factors shall include whether you were operating in good faith at the direction of the Board or upon the advice of counsel for the Company.

No termination under this paragraph 7 shall be effective unless and until there shall have been delivered to you a copy of a resolution to be duly adopted by a resolution approved by a majority of the members of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are provided an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of conduct described in this paragraph 7.

8. Mutual Releases of Claims. We have agreed to mutual releases of any claims that either might have against the other, with the exception of claims that may hereafter arise under this letter or the Covenants. To that end:

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(a) Release by You:

(i) You hereby acknowledge and agree that, by accepting the terms and conditions set forth in this letter agreement and any part of the consideration to be provided to you as set forth herein, you are waiving your right to assert any form of legal claim against the Company whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Claim” or “Claims”). Your waiver and release herein is intended to bar any form of legal Claim, charge, complaint or any other form of action against the Company that seeks any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

(ii) Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination of your employment, including, without limitation:

(1) Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, Massachusetts Fair Employment Practices Act, the Americans With Disabilities Act, Massachusetts General Laws Chapter 151B, and any similar Massachusetts or other state statute;

(2) Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, Massachusetts Wage Act, as amended, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, or other state statute;

(3) Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and

(4) Any other Claim arising under state or federal law.

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(iii) Notwithstanding the foregoing, the foregoing release does not release the Company from:

(1) Any right to indemnification to which you may be entitled under the Company’s Articles of Organization or By-laws, liability insurance policies, agreements, or under applicable law, including any indemnification to which you may continue to be entitled with respect to the still pending Olagues matter;

(2) Your claims or rights to enforce this letter agreement;

(3) Your rights to accrued or vested compensation, wages or benefits as of the Effective Date;

(4) Your rights to claims which cannot be released under applicable law; or

(5) Your rights as a shareholder or equity award holder.

(iv) In connection with your cooperation in defense of any claims that have been made, or may be made, against the Company or its affiliates, upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you, and, following your Resignation Date, the Company shall pay you a daily fee, in an amount (rounded down to the nearest whole cent) determined by dividing your base salary as in effect on your Resignation Date by 365; provided, that no such payment shall be required for any time you are required to expend in order to comply with a subpoena (including, without limitation, time spent testifying and any associated waiting and travel time).

(b) Release by the Company:

(i) Upon your acceptance of the terms and conditions set forth in this letter agreement and in partial consideration for the foregoing releases by you, the Company waives any right to assert any form of legal claim against you whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Company Claim” or “Company Claims”). Such waiver and release is intended to bar any form of legal Company Claim, charge, complaint or any other form of action against you that seeks any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, punitive damages, attorney’s fees and any other costs) against you, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Nothing in this paragraph (b), however, shall be construed to release any causes of action or claims which may exist that you have wrongfully concealed, that may arise out of your knowing and willful violation of any state or federal laws or regulations, or that may arise out of any action or inaction that would permit the Company to terminate your employment as set forth in paragraph 7.

(ii) The Company, on behalf of itself and its successors and assigns, represents that, as of the Effective Date, no member of the Board (excluding for this purpose you) nor the Company’s Chief Legal Officer has actual knowledge of any claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or they have against you as of the Effective Date, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to your employment with the Company or otherwise.

EXHIBIT 10.1

9. Mutual Non-Disparagement. We have also agreed that neither party will disparage the other and to that effect:

(a) You agree that you will not willfully commit any act or make any statement that that is false or disparaging regarding the Company or any of its products or any of its officers, directors or equity holders, and which results in the Company’s loss of a significant portion of its business. You also agree that any violation by you of this non-disparagement commitment will constitute a breach of the Covenants.

(b) For its part, the Company agrees that each of its executive officers and Directors will not willfully commit any act or make any statement that is false or disparaging regarding you or your service to the Company, including as its CEO. Without limitation on the foregoing, the Company will not in any official statement, press release or public announcement disparage you or your personal or professional reputation, integrity, competence, good character, professionalism or standing.

For the avoidance of doubt, this Section 9 shall not be violated by (i) statements made in the ordinary course of performance of duties to the Company (e.g., performance reviews), (ii) truthful statements made in the course of legal process or governmental or regulatory investigations, (iii) statements made by one party to correct or refute false or misleading statements made about such party by the other party hereto or (iv) regular marketing and advertising that does not expressly mention the other party.

10. Reporting and Messaging. Upon the Effective Date, this letter agreement and its substance will be disclosed by the Company in full compliance with the rules under SEC Form 8-K, it being agreed that the Company will provide you with a reasonable opportunity to review such disclosure and any related press release before filing. Any other disclosure regarding your Resignation and the circumstances underlying this letter will be as we mutually agree, it being understood that the Company and you will fully cooperate to ensure a mutually satisfactory narrative and disclosure, including, without limitation, press releases, announcements to investors, employees, agents, vendors and customers, as well as social media.

11. Certain Tax Provisions. The Company shall have the right to deduct from all payments under this letter agreement any federal, state or other taxes or employment-related withholdings the Company determines to be required by law to be withheld with respect to such payments. In addition, the provisions of this letter agreement are intended to comply with or be exempt from, and to not to result in the imposition of additional tax or interest under, Section 409A of the Internal Revenue Code, and such provisions shall be interpreted and administered in accordance with such intent. Without limiting the foregoing, this letter agreement shall not be amended or terminated in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A, and if at separation from service you are considered a Specified Employee within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall be deferred and be paid or commence on the first day of the seventh month following the separation from service. The foregoing notwithstanding, the Company shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A. In the event the parties in good faith determine that this letter agreement or any payments referenced herein are not in compliance with Section 409A, the parties agree to in good faith modify this letter agreement (or any other agreements)

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to comply with Section 409A while endeavoring to maintain to the maximum extent possible the intended economic benefits.

12. Other.

(a) This letter agreement and the Covenants represent our entire and integrated agreement with respect to your Resignation, superseding any and all prior understandings or agreements, whether written or oral. Neither this letter nor the Covenants may be amended in any manner, except by a written instrument executed by you and the Company.

(b) Upon your acceptance of this letter agreement, it will take effect as an instrument under seal to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

If the foregoing accurately reflects our mutual understanding, kindly so indicate by countersigning a copy of this letter agreement and returning the executed document to the Company.

Very truly yours,

/s/ Jim Koch
C. James Koch, Chairman

/s/ Joe Jordan
Joe Jordan, Compensation Committee Chair

AGREED:

/s/ Michael Spillane
Michael Spillane